Exhibit 99.1

GlobalSantaFe Corporation        15375 Memorial Drive        Houston, Texas 77079        Tel 281.925.6000        Fax 281.925.6450

GlobalSantaFe Announces Third Quarter 2006 Results

Operating Income Improves 139%

HOUSTON, Nov. 1, 2006 – Worldwide offshore oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended Sept. 30, 2006, of $245.6 million, or $1.02 per diluted share, on revenues of $909.2 million. The results compare with net income of $107.6 million, or 44 cents per diluted share, on revenues of $596.6 million for the same quarter of 2005.

For the nine months ended Sept. 30, 2006, GlobalSantaFe reported net income of $657.0 million, or $2.67 per diluted share, on revenues of $2.4 billion, compared with net income of $242.9 million, or 99 cents per diluted share, on revenues of $1.7 billion for the corresponding nine-month period of 2005.

“Reflecting the continued strength of international offshore drilling markets, our contract drilling segment improved significantly on a strong second quarter performance with record revenues and operating income in the third quarter,” said GlobalSantaFe President and CEO Jon Marshall. “These positive results were diminished by an unusually large loss on one turnkey well in the U.S. Gulf of Mexico and by timing of oil sales in the North Sea.”

GlobalSantaFe continued to repurchase its ordinary shares during the third quarter under a $2 billion buyback program authorized by its board of directors on March 3, 2006. The company repurchased $785 million of its shares through Sept. 30, 2006, including $270 million during the third quarter.

Third Quarter 2006 Analysis

The significant improvement in third quarter 2006 net income was primarily due to a 139 percent increase in operating income to $281.8 million from $118.1 million in the prior-year period. This improvement reflects higher contract drilling revenues from increased dayrates and continued high fleet utilization, which contributed to a 128 percent increase in contract drilling operating income to $307.2 million for the third quarter of 2006 from $134.8 million in the same quarter of 2005. Higher third quarter 2006 contract drilling revenues were partially offset by higher labor, insurance, repair and maintenance and other operating expenses, compared with the same period of 2005.

In the third quarter of 2006, average revenues per day from contract drilling increased 60 percent to $130,500 per rig from $81,600 in the third quarter of 2005. The company reported average fleet utilization of 97 percent in the third quarter of 2006, compared with 98 percent in the same period of 2005.

The combined drilling management services and oil and gas segments reported a net operating loss of $5.3 million on revenues of $210.0 million for the third quarter of 2006, compared with operating income of $9.0 million on revenues of $161.7 million in the third quarter of 2005. The operating loss reported in the third quarter of 2006 was primarily related to a $13.0 million estimated loss on a turnkey well in the U.S. Gulf of Mexico, $13.1 million of profit deferrals and lower oil sales. The drilling management services segment reported a total of 29 turnkey projects during the third quarter of 2006, compared with 20 in the third quarter of 2005. Oil revenues from the oil and gas segment were down $3.9 million from the same quarter of 2005, due to the timing of Broom Field production sales that were delayed until the fourth quarter.

Conference Call

GlobalSantaFe will hold a conference call to discuss its 2006 third quarter results on Thursday, Nov. 2, 2006, at 10 a.m. CST / 11 a.m. EST. To listen to the live call by phone, dial 617-224-4324 (reference code 59444404). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

A recording of the call will be available for replay from 1 p.m. CST/ 2 p.m. EST on Nov. 2 through 12 a.m. CST/ 1 a.m. EST on Thursday, Nov. 16, 2006. To hear the replay by phone, dial 617-801-6888 (reference code 66216221). To listen over the Internet, go to http://www.globalsantafe.com.

To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the Investor Relations page of the GlobalSantaFe Web site in the form of this earnings release or other materials. To access this information online, go to http://www.globalsantafe.com and click on the “Investor Relations” link.

About GlobalSantaFe

GlobalSantaFe is a leading provider of offshore oil and gas drilling and drilling management services. The company owns or operates a mobile fleet of marine drilling rigs that operates in major drilling regions around the world, including premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. More information can be found at http://www.globalsantafe.com.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
(281) 925-6441	(281) 925-6448

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Contract drilling	$699.2	$434.9	$1,800.9	$1,173.2
Drilling management services	202.9	150.1	523.6	448.1
Oil and gas	7.1	11.6	37.5	38.7

Total revenues	909.2	596.6	2,362.0	1,660.0

Expenses:
Contract drilling	318.6	235.3	884.6	701.3
Drilling management services	209.8	145.8	524.4	423.1
Oil and gas	3.9	5.0	13.0	11.5
Depreciation, depletion and amortization	77.0	68.7	224.9	205.1
Gain on sale of assets	—	(3.4)	—	(4.5)
Involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	—	10.0	(85.3)	10.0
General and administrative	18.1	17.1	61.2	47.3

Total operating expenses	627.4	478.5	1,622.8	1,393.8

Operating income	281.8	118.1	739.2	266.2

Other income (expense):
Interest expense	(9.0)	(8.2)	(27.4)	(32.4)
Interest capitalized	2.2	8.1	17.4	29.9
Interest income	5.4	4.4	19.7	15.2
Other	1.3	3.5	(0.3)	3.5

Total other income (expense)	(0.1)	7.8	9.4	16.2

Income before income taxes	281.7	125.9	748.6	282.4

Provision for income taxes:
Current tax provision	25.8	23.6	61.5	36.8
Deferred tax provision (benefit)	10.3	(5.3)	30.1	2.7

Total provision for income taxes	36.1	18.3	91.6	39.5

Net income	$245.6	$107.6	$657.0	$242.9

Earnings per ordinary share:
Basic	$1.03	$0.44	$2.71	$1.01
Diluted	$1.02	$0.44	$2.67	$0.99

Average ordinary shares:
Basic	238.1	242.1	242.6	240.0
Diluted	241.0	246.9	246.2	244.2

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	September 30, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$324.7	$562.6
Marketable securities	20.5	274.7
Accounts receivable, net of allowances	641.2	431.5
Accounts receivable from insurers	123.0	123.6
Prepaid expenses	86.1	39.6
Other current assets	28.8	37.5

Total current assets	1,224.3	1,469.5

Net properties	4,480.0	4,317.8
Goodwill	339.3	339.0
Deferred income taxes	20.6	28.2
Other assets	65.9	67.6

Total assets	$6,130.1	$6,222.1

Current liabilities:
Accounts payable	$280.5	$236.3
Other accrued liabilities	252.3	239.4

Total current liabilities	532.8	475.7

Long-term debt	549.1	550.6
Capital lease obligations	15.1	23.6
Deferred income taxes	31.8	15.4
Other long-term liabilities	166.6	199.3

Shareholders’ equity:
Ordinary shares and additional paid-in capital	3,222.5	3,249.3
Retained earnings	1,683.3	1,779.2
Accumulated other comprehensive loss	(71.1)	(71.0)

Total shareholders’ equity	4,834.7	4,957.5

Total liabilities and shareholders’ equity	$6,130.1	$6,222.1

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$657.0	$242.9
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	224.9	205.1
Deferred income taxes	30.1	2.7
Stock-based compensation expense	27.0	3.1
Involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	(85.3)	10.0
Gain on sale of assets	—	(4.5)
Increase in accounts receivable	(225.6)	(77.7)
Increase in prepaid expenses and other current assets	(37.8)	(19.1)
Increase in accounts payable	74.6	22.0
Increase (decrease) in accrued liabilities	12.4	(13.4)
Increase in deferred revenues	5.6	2.9
Increase in other long-term liabilities	29.4	10.2
Contribution to defined benefit plans	(64.0)	—
Payment of imputed interest on the Zero Coupon Bond Debentures	—	(56.3)
Other, net	(5.9)	13.3

Net cash flow provided by operating activities	642.4	341.2

Cash flows from investing activities:
Capital expenditures	(424.3)	(291.1)
Purchases of available-for-sale marketable securities	(1,201.4)	(521.6)
Proceeds from sales of available-for-sale marketable securities	1,453.7	478.3
Cash received from insurance for involuntary conversion of long-lived assets	108.1	—
Proceeds from disposals of properties and equipment	2.3	3.5
Other	2.7	—

Net cash flow used in investing activities	(58.9)	(330.9)

Cash flows from financing activities:
Payments for ordinary shares repurchased and retired	(778.3)	(799.5)
Dividend payments	(164.6)	(71.7)
Proceeds from issuance of ordinary shares	126.8	983.6
Payments on capitalized lease obligations	(10.1)	(9.9)
Excess tax deduction resulting from option exercises	5.5	—
Deferred financing costs	(0.7)	—
Payments on long-term debt	—	(300.3)

Net cash flow used in financing activities	(821.4)	(197.8)

Decrease in cash and cash equivalents	(237.9)	(187.5)

Cash and cash equivalents at beginning of period	562.6	606.7

Cash and cash equivalents at end of period	$324.7	$419.2

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except average revenues per day)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Contract drilling (1)	$704.7	$442.3	$1,814.8	$1,183.6
Drilling management services	213.7	159.4	548.9	463.9
Oil and gas	7.1	11.6	37.5	38.7
Intersegment elimination	(16.3)	(16.7)	(39.2)	(26.2)

Total revenues	$909.2	$596.6	$2,362.0	$1,660.0

Operating income (loss):
Contract drilling	$307.2	$134.8	$704.1	$278.4
Drilling management services	(6.9)	4.3	(0.8)	25.0
Oil and gas	1.6	4.7	17.7	21.1
Gain on sale of assets	—	3.4	—	4.5
Involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	—	(10.0)	85.3	(10.0)
Corporate operating expenses	(20.1)	(19.1)	(67.1)	(52.8)

Total operating income	281.8	118.1	739.2	266.2

Interest income (expense), net	(1.4)	4.3	9.7	12.7
Other	1.3	3.5	(0.3)	3.5

Income before income taxes	$281.7	$125.9	$748.6	$282.4

Depreciation, depletion and amortization included in operating income :
Contract drilling	$73.4	$64.8	$212.2	$193.5
Oil and gas	1.6	1.9	6.8	6.1
Corporate	2.0	2.0	5.9	5.5

Total depreciation, depletion and amortization	$77.0	$68.7	$224.9	$205.1

Average rig utilization rate (3)	97%	98%	95%	95%

Average revenues per day (2) (3)	$130,500	$81,600	$115,400	$75,400

Turnkey wells drilled	20	16	54	63
Turnkey well completions	9	4	21	14

(1)	Expense reimbursements included in contract drilling revenues and expenses totaled $17.4 million and $12.6 million for the three months ended September 30, 2006 and 2005, respectively, and $60.5 million and $48.2 million, respectively, for the nine months ended September 30, 2006 and 2005. Operating income for these periods was not affected by these reimbursements.
(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of reimbursed expenses, of $17.5 million and $13.1 million, respectively, for the three months ended September 30, 2006 and 2005, respectively, and $61.3 million and $49.7 million, respectively, for the nine months ended September 30, 2006 and 2005.
(3)	The GSF High Island III and the GSF Adriatic VII have been excluded from our calculation of utilization and average revenues per day effective September 23, 2005 and September 26, 2005, respectively. Both rigs sustained substantial damage during Hurricane Rita and we no longer consider them available for contract.